INSUREDS -            JOHN DOE
                      JANE DOE
POLICY NUMBER -       66 000 001
POLICY DATE -         JULY 1, 2001

NEW YORK LIFE INSURANCE AND ANNUITY CORPORATION
(A Delaware Corporation)

THE CORPORATION will pay the benefits of this policy in accordance with its provisions. The pages which follow are also a part of this policy.

RIGHT TO EXAMINE POLICY. Please examine your policy. Within 20 days after delivery, you can return the policy to the Corporation or to the Registered Representative through whom it was purchased. If this policy is returned, the policy will be void from the start and a refund will be made. The amount we refund will equal the greater of the policy's Cash Value as of the date the policy is returned or the premiums paid, less loans and surrenders.

VARIABLE LIFE INSURANCE BENEFIT. THE LIFE INSURANCE BENEFIT OF THIS POLICY MAY INCREASE OR DECREASE, DEPENDING ON THE INVESTMENT EXPERIENCE OF THE SEPARATE ACCOUNT AND THE LIFE INSURANCE BENEFIT OPTION SELECTED. FURTHER INFORMATION REGARDING THIS BENEFIT IS GIVEN IN THE LIFE INSURANCE BENEFIT SECTION ON PAGE 4 OF THE POLICY.

CASH VALUE. TO THE EXTENT THE POLICY'S CASH VALUE IS ALLOCATED TO THE SEPARATE ACCOUNT, THE CASH VALUE OF THIS POLICY WILL VARY FROM DAY TO DAY REFLECTING THE INVESTMENT EXPERIENCE OF THE SEPARATE ACCOUNT. THE METHOD OF DETERMINING THE CASH VALUE IS DESCRIBED IN THE CASH VALUE AND LOANS SECTION. THERE IS NO GUARANTEED MINIMUM CASH VALUE.

PAYMENT OF PREMIUMS. While this policy is in force, premiums can be paid at any time before the Policy Anniversary on which the younger Insured is or would have been age 100, and while at least one of the Insureds is living. They can be paid at any interval or by any method we make available subject to the Premiums section. The amount and interval of Planned Premiums, as stated in the application for this policy, are shown on the Policy Data Page.

EFFECTIVE DATE OF COVERAGE. Coverage under this policy will take effect on the later of the Policy Date or the date we receive your initial premium payment.

READ YOUR POLICY CAREFULLY. THIS POLICY IS A LEGAL CONTRACT BETWEEN YOU AND THE CORPORATION.


                                                          [SIG]

                                                          President


                                                          [SIG]

                                                          Secretary

FLEXIBLE PREMIUM SURVIVORSHIP VARIABLE UNIVERSAL LIFE INSURANCE POLICY Variable Life Insurance Benefit - Flexible Premium Payments
Proceeds Payable at Last Surviving Insured's Death.
AMOUNT OF VARIABLE LIFE INSURANCE OR CASH VALUE
PROCEEDS MAY VARY, REFLECTING INVESTMENT EXPERIENCE
OF SEPARATE ACCOUNT.
No Premiums Payable on or After Younger Insured's Age 100.
Policy is Non-Participating.

300-83

                                                  AGE, SEX AND CLASS OF RISK
INSUREDS -  JOHN DOE                              35   MALE          STANDARD
            JANE DOE                              34   FEMALE        NON-SMOKER


POLICY NUMBER - 66 000 001                        POLICY DATE - JULY 1, 2001
                                                  ISSUE DATE - JULY, 2001


PLAN - FLEXIBLE PREMIUM SURVIVORSHIP VARIABLE UNIVERSAL LIFE


INITIAL BASE POLICY FACE AMOUNT -- $4,000,000     LIFE INSURANCE BENEFIT OPTION - 1

TARGET FACE AMOUNT- $5,000,000

BENEFICIARY/OWNER AS DESIGNATED IN THE APPLICATION UNLESS CHANGED AS PROVIDED IN THE POLICY.

PLANNED PREMIUM PAYABLE * AT ANNUAL INTERVALS: $8,564.00

TARGET PREMIUM/\: $18,776.00

MINIMUM MONTHLY PREMIUM #: $630.00

* PREMIUMS CANNOT BE PAID ON OR AFTER THE POLICY ANNIVERSARY ON WHICH THE YOUNGER INSURED IS OR WOULD HAVE BEEN AGE 100, WHICH IS JULY 1, 2066. COVERAGE WILL EXPIRE, UNLESS THE NO LAPSE GUARANTEE IS IN EFFECT, WHEN THE CASH VALUE LESS ANY UNPAID LOAN AND ACCRUED INTEREST, IS INSUFFICIENT TO COVER THE MONTHLY DEDUCTIONS. IN ADDITION, BECAUSE POLICY VALUES ARE BASED ON THE INVESTMENT PERFORMANCE OF THE SEPARATE ACCOUNT, PAYMENT OF PREMIUMS IN ANY FREQUENCY OR AMOUNT WILL NOT GUARANTEE THAT THE POLICY WILL REMAIN IN FORCE TO THE DATE SHOWN.

/\ THE TARGET PREMIUM IS A FACTOR THAT IS USED IN DETERMINING THE SALES EXPENSE CHARGES TO BE DEDUCTED FROM YOUR PREMIUM PAYMENTS IN A GIVEN POLICY YEAR. THE TARGET PREMIUM WILL CHANGE IF THE FACE AMOUNT OF THIS POLICY IS INCREASED OR DECREASED.

#   NO LAPSE GUARANTEE
    DURING THE FIRST 3 POLICY YEARS, WE GUARANTEE THE POLICY WILL NOT LAPSE AS LONG AS THE TOTAL AMOUNT OF PREMIUMS YOU HAVE PAID (LESS ANY LOANS AND PARTIAL SURRENDERS) IS AT LEAST EQUAL TO THE MINIMUM MONTHLY PREMIUM SHOWN ABOVE MULTIPLIED BY THE NUMBER OF MONTHS THE POLICY HAS BEEN IN FORCE.

    THIS NO LAPSE GUARANTEE WILL END ON THE EARLIER OF: (1) THE THIRD POLICY ANNIVERSARY; (2) THE DATE ON WHICH YOU CHANGE THE FACE AMOUNT OF THE POLICY;
    (3) THE DATE YOU ADD OR DELETE ANY RIDERS TO THE POLICY; OR (4) THE DATE YOU INCREASE OR DECREASE ANY RIDER COVERAGE AMOUNTS.


MONTHLY DEDUCTION DAY - FIRST DAY OF EACH CALENDAR MONTH









PAGE 2    POLICY DATA NEW YORK LIFE INSURANCE AND ANNUITY CORPORATION
0081-2

POLICY NUMBER - 66 000 001                               INSUREDS -   JOHN DOE
                                                                      JANE DOE


ADDITIONAL                                               MONTHLY RIDER
BENEFITS                                                     COSTS


SUPPLEMENTARY TERM (STR)
  INITIAL TERM INSURANCE BENEFIT:           $1,000,0000    SEE PAGE 2.1 & 2B


SCHEDULED TERM INSURANCE BENEFIT (STIR)                   SEE PAGE 2.1 & 2B
  INITIAL SCHEDULED AMOUNT:                 $50,000
  SCHEDULE OF FACE AMOUNT CHANGES:          SEE PAGE 2.2

LIFE EXTENSION BENEFIT (LEB)                **




THE FIXED ACCOUNT WILL BE CREDITED WITH INTEREST USING A RATE WHICH WE SET IN
 ADVANCE AT LEAST ANNUALLY. THIS RATE IS GUARANTEED TO BE AT LEAST 3% PER YEAR.


THE MORTALITY TABLE REFERRED TO IN SECTION 9.20 IS THE 1980 COMMISSIONERS' STANDARD TABLES OF MORTALITY.

** BEGINNING ON THE POLICY ANNIVERSARY ON WHICH THE YOUNGER INSURED IS OR WOULD HAVE BEEN AGE 90, THE MONTHLY DEDUCTION CHARGE FOR THIS RIDER IS 82% OF THE COST OF INSURANCE RATES FOR THE BASE POLICY AND THE SUPPLEMENTARY TERM AND/OR SCHEDULED TERM INSURANCE BENEFIT RIDER(S), AS INDICATED ABOVE


SERVICE OFFICE:   NEW YORK LIFE INSURANCE AND ANNUITY CORPORATION
                  NYLIFE DISTRIBUTORS INC.
                  ATT: INDIVIDUAL POLICYOWNER SERVICE
                  11400 TOMAHAWK CREEK PARKWAY, SUITE 200
                  LEAWOOD, KS 66211-2672
                  TELEPHONE:  (888)-695-4748














PAGE 2 (Cont)   POLICY DATA      NEW YORK LIFE INSURANCE AND ANNUITY CORPORATION
0081-2

        POLICY NUMBER - 66 000 001                       INSUREDS -   JOHN DOE
                                                                      JANE DOE


                            TABLE OF EXPENSE CHARGES

MONTHLY CHARGES WHICH ARE DEDUCTED FROM THE CASH VALUE:

- A MONTHLY CONTRACT CHARGE NOT TO EXCEED $100 PER MONTH IN THE FIRST POLICY YEAR AND $50 PER MONTH FOR EACH POLICY YEAR THEREAFTER. IF THE TARGET FACE AMOUNT FALLS BELOW $1,000,000, A MONTHLY CONTRACT CHARGE NOT TO EXCEED $25 PER MONTH WILL BE CHARGED.
-   MONTHLY COST OF INSURANCE FOR THE BASE POLICY.
-   MONTHLY COST OF ANY RIDERS.
- A MONTHLY MORTALITY AND EXPENSE RISK CHARGE, WHICH WILL NOT EXCEED, ON AN ANNUAL BASIS, 1.00% OF THE NET ASSET VALUE OF A FUND SHARE HELD IN THE SEPARATE ACCOUNT FOR EACH INVESTMENT DIVISION.
- A MONTHLY PER THOUSAND FACE AMOUNT CHARGE NOT TO EXCEED $.03 PER THOUSAND FACE AMOUNT OF THE BASE POLICY.
- A MONTHLY PER THOUSAND FACE AMOUNT CHARGE FOR ANY TERM INSURANCE BENEFIT NOT TO EXCEED $.03 PER THOUSAND.*


                        OTHER CHARGES AGAINST THE POLICY:

- EACH PREMIUM PAYMENT, UP TO THE TARGET PREMIUM, IS SUBJECT TO A SALES EXPENSE CHARGE NOT TO EXCEED 56.75% OF THE PREMIUM PAYMENT IN YEAR 1. IN YEARS 2-5, THE SALES EXPENSE CHARGE, UP TO THE TARGET PREMIUM, WILL NOT EXCEED 26.75% OF THE PREMIUM PAYMENT. IN YEARS 6+, THE SALES EXPENSE
    CHARGE, UP TO THE TARGET PREMIUM, WILL NOT EXCEED 1.75% OF THE PREMIUM PAYMENT.
- EACH PREMIUM PAYMENT, ABOVE THE TARGET PREMIUM, IS SUBJECT TO A SALES EXPENSE CHARGE NOT TO EXCEED 3.75% IN YEARS 1-5. IN YEARS 6+, THE SALES EXPENSE CHARGE WILL NOT EXCEED 1.75% OF THE PREMIUM PAYMENT ABOVE THE TARGET PREMIUM.
- STATE TAX CHARGE OF 2% OF EACH PREMIUM PAYMENT. THIS AMOUNT IS SUBTRACTED FROM EACH PREMIUM PAYMENT. WE RESERVE THE RIGHT TO CHANGE THIS PERCENTAGE TO CONFORM TO CHANGES IN THE LAW.
- FEDERAL TAX CHARGE OF 1.25% OF EACH PREMIUM PAYMENT. THIS AMOUNT IS SUBTRACTED FROM EACH PREMIUM PAYMENT. WE RESERVE THE RIGHT TO CHANGE THIS PERCENTAGE TO CONFORM TO CHANGES IN THE LAW.
- WE RESERVE THE RIGHT TO MAKE A CHARGE FOR SEPARATE ACCOUNT FEDERAL INCOME TAX LIABILITIES IF THE LAW SHOULD CHANGE TO REQUIRE TAXATION OF SEPARATE ACCOUNTS.








  *THE MONTHLY PER THOUSAND FACE AMOUNT CHARGE DOES NOT APPLY TO THE LEVEL FIRST-TO-DIE TERM LIFE INSURANCE RIDER.









PAGE 2.1     POLICY DATA         NEW YORK LIFE INSURANCE AND ANNUITY CORPORATION
0081-2.1

POLICY NUMBER - 66 000 001                             INSUREDS  -  JOHN DOE
                                                                    JANE DOE


                   TABLE OF SCHEDULED FACE AMOUNT CHANGES FOR
                    THE SCHEDULED TERM INSURANCE RIDER (STIR)


BEGINNING OF        FACE AMOUNT       TOTAL STIR
POLICY YEAR         CHANGE           FACE AMOUNT

    1                      0                   0
    2                $50,000             $50,000
    3                $50,000            $100,000
    4                $50,000            $150,000
    5                $50,000            $200,000
    6                $50,000            $250,000
    7                $50,000            $300,000
    8                $50,000            $350,000
    9                $50,000            $400,000
   10                $50,000            $450,000
   11                $50,000            $500,000
















PAGE  2.2    POLICY DATA PAGE    NEW YORK LIFE INSURANCE AND ANNUITY CORPORATION
0081 2.2

                 TABLE OF PERCENTAGES FOR LIFE INSURANCE BENEFIT
                      FOR COMPLIANCE WITH IRC SECTION 7702
                             GUIDELINE PREMIUM TEST


    INSURED'S                PERCENT                 INSURED'S                  PERCENT
    AGE ON POLICY            OF CASH                 AGE ON POLICY              OF CASH
    ANNIVERSARY              VALUE                   ANNIVERSARY                VALUE
    -----------              -----                   -----------                -----
     0-40                    250                       68                       117
       41                    243                       69                       116
       42                    236                       70                       115
       43                    229                       71                       113
       44                    222                       72                       111
       45                    215                       73                       109
       46                    209                       74                       107
       47                    203                       75                       105
       48                    197                       76                       105
       49                    191                       77                       105
       50                    185                       78                       105
       51                    178                       79                       105
       52                    171                       80                       105
       53                    164                       81                       105
       54                    157                       82                       105
       55                    150                       83                       105
       56                    146                       84                       105
       57                    142                       85                       105
       58                    138                       86                       105
       59                    134                       87                       105
       60                    130                       88                       105
       61                    128                       89                       105
       62                    126                       90                       105
       63                    124                       91                       104
       64                    122                       92                       103
       65                    120                       93                       102
       66                    119                       94                       101
       67                    118                       95 &                     100
                                                        Over


















PAGE 2.3   POLICY DATA       NEW YORK LIFE INSURANCE AND ANNUITY CORPORATION
0083-2.3-GPT

           TABLE OF GUARANTEED MAXIMUM MONTHLY COST OF INSURANCE RATES
                                 FOR BASE POLICY
                           (PER $1,000 OF FACE AMOUNT)





               POLICY                                 POLICY
               YEAR                                   YEAR
               ----                                   ----
                1          .00031                     37                1.39499
                2          .00100                     38                1.60332
                3          .00182                     39                1.85355
                4          .00284                     40                2.15150
                5          .00408                     41                2.50307
                6          .00561                     42                2.90298
                7          .00750                     43                3.34763
                8          .00981                     44                3.83240
                9          .01261                     45                4.35993
               10          .01590                     46                4.94330
               11          .01983                     47                5.60171
               12          .02437                     48                6.35569
               13          .02971                     49                7.22521
               14          .03593                     50                8.22029
               15          .04329                     51                9.32420
               16          .05177                     52               10.53381
               17          .06198                     53               11.83275
               18          .07397                     54               13.24928
               19          .08833                     55               14.75631
               20          .10563                     56               16.37998
               21          .12553                     57               18.12874
               22          .14866                     58               20.04816
               23          .17478                     59               22.24113
               24          .20422                     60               24.83657
               25          .23660                     61               28.18382
               26          .27354                     62               33.10377
               27          .31674                     63               41.39180
               28          .36759                     64               57.71254
               29          .42898                     65               83.33333
               30          .50312                     66               83.33333
               31          .59109
               32          .69122
               33          .80463
               34          .92904
               35         1.06539
               36         1.21847













PAGE 2A     POLICY DATA         NEW YORK LIFE INSURANCE AND ANNUITY CORPORATION
0081-2A

           TABLE OF GUARANTEED MAXIMUM MONTHLY COST OF INSURANCE RATES
                                 FOR TERM RIDER
                                  (PER $1,000)




               POLICY                                    POLICY
               YEAR                                      YEAR
               ----                                      ----

               1                 .00040                   42                3.79562
               2                 .00130                   43                4.38093
               3                 .00237                   44                5.02025
               4                 .00369                   45                5.71742
               5                 .00530                   46                6.49019
               6                 .00729                   47                7.36462
               7                 .00975                   48                8.36897
               8                 .01275                   49                9.53127
               9                 .01639                   50               10.86680
               10                .02067                   51               12.35528
               11                .02577                   52               13.99474
               12                .03169                   53               15.76539
               13                .03862                   54               17.70856
               14                .04671                   55               19.79030
               15                .05628                   56               22.05030
               16                .06731                   57               24.50497
               17                .08058                   58               27.22467
               18                .09618                   59               30.36592
               19                .11485                   60               34.13275
               20                .13734                   61               39.07395
               21                .16323
               22                .19331
               23                .22729
               24                .26559
               25                .30772
               26                .35580
               27                .41201
               28                .47821
               29                .55815
               30                .65470
               31                .76931
               32                .89980
               33               1.04767
               34               1.20996
               35               1.38790
               36               1.58780
               37               1.81846
               38               2.09089
               39               2.41842
               40               2.80884
               41               3.27012


NOTE: THESE RATES APPLY TO THE SUPPLEMENTARY TERM RIDER AND THE SCHEDULED TERM INSURANCE RIDER.




PAGE 2B     POLICY DATA       NEW YORK LIFE INSURANCE AND ANNUITY CORPORATION
0081-2B

   WE & YOU
   In this policy, the words "we",                    When you write to us,
   "our" and "us" refer to New York                   please include the policy
   Life Insurance and Annuity                         number, the Insureds' full
   Corporation, and the words                         names, and your current
   "you" and "your" refer to the                      address.
   Owner of this policy.


----------------------------------  CONTENTS  ----------------------------------


   SECTION              PROVISIONS                             PAGE
   -------              ----------                             ----

                        POLICY DATA PAGES

   ONE                  LIFE INSURANCE BENEFITS                4

   TWO                  OWNER AND BENEFICIARY                  4-5

   THREE                POLICY CHANGES                         5-6

   FOUR                 PREMIUMS                               6-8

   FIVE                 SEPARATE ACCOUNT                       8-10

   SIX                  FIXED ACCOUNT                          10

   SEVEN                CASH VALUE AND LOANS                   11-15

   EIGHT                PAYMENT OF POLICY PROCEEDS             16-17

   NINE                 GENERAL PROVISIONS                     18-20

                        APPLICATION - Attached to the Policy

                        RIDERS OR ENDORSEMENTS
                        (IF ANY) - Attached to the Policy










                                     PAGE 3
                                     0083-3

                      SECTION ONE- LIFE INSURANCE BENEFITS

1.1 IS A LIFE INSURANCE BENEFIT PAYABLE UNDER THIS POLICY? We will pay the life insurance proceeds to the beneficiary promptly, when we have proof that both insureds died while the life insurance under this policy was in effect, subject to the General Provisions of this policy. A claim for the life insurance proceeds must be made in writing at our Service Office.

1.2 WHAT IS THE AMOUNT OF LIFE INSURANCE PROCEEDS THAT IS PAYABLE UNDER THIS POLICY? The proceeds payable under this policy consist of the Life Insurance Benefit of the policy plus the death benefit payable under any riders in effect on the date of the last surviving Insured's death, less any unpaid loan or accrued interest. The Life Insurance Benefit is based on the Life Insurance Benefit Option in effect at the time of death and the policy's initial Face Amount shown on the Policy Data Page, and will also reflect any changes to the Face Amount made in accordance with the provisions of this policy.

1.3 WHAT ARE THE LIFE INSURANCE BENEFIT OPTIONS THAT ARE AVAILABLE UNDER THIS POLICY? The Life Insurance Benefit payable under this policy will be determined in accordance with one of the following options:

    OPTION 1 - This option provides a Life Insurance Benefit equal to the greater of the Face Amount of the policy or a percentage of the Cash Value equal to the minimum necessary for this policy to qualify as life insurance under Section 7702 of the Internal Revenue Code, as amended. (See Policy Data Page 2.3 for a table of these percentages.)

    OPTION 2 - This option provides a Life Insurance Benefit equal to the greater of the Face Amount of the policy plus the Cash Value or a percentage of the Cash Value equal to the minimum necessary for this policy to qualify as life insurance under Section 7702 of the Internal Revenue Code, as amended. (See Policy Data Page 2.3 for a table of these percentages.)

    OPTION 3 - This option provides a Life Insurance Benefit equal to the greater of the Face Amount of the policy, plus the Adjusted Total Premium, or a percentage of the Cash Value equal to the minimum necessary for the policy to qualify as life insurance under Section 7702 of the Internal Revenue Code, as amended. (See Policy Data Page 2.3 for a table of these percentages and Section 4.5 for an explanation of the Adjusted Total Premium.)

1.4 WHAT HAPPENS WHEN THE INSURED REACHES AGE 100? Beginning on the Policy Anniversary on which the younger Insured is or would have been age 100, the Face Amount of this policy shown on the Policy Data Page will no longer apply. Instead, the Life Insurance Benefit of this policy will equal the Cash Value as defined in Section 7.1. Other than the monthly Mortality and Expense Risk Charge, no further Monthly Deduction Charges will be made from this Cash Value. You can surrender the policy for the Cash Surrender Value proceeds by submitting to us a signed written request which gives us the facts that we need. If this policy is still in force upon the death of the Insureds, the Life Insurance Benefit will be paid to the beneficiary. We will deduct any unpaid loan and accrued interest.

                       SECTION TWO- OWNER AND BENEFICIARY

2.1 WHO IS THE OWNER OF THIS POLICY? The owner(s) of this policy is (are) stated on the Policy Data Page. In this policy, the words "you" and "your" refer to the policyowner.

2.2 CAN A SUCCESSOR OWNER BE NAMED? One or more successor owners can be named in the application or in a notice you sign which gives us the facts that we need. The successor owner will become the new owner, if you die before both Insureds have died. If no successor owner survives you, and you die before both Insureds have died, your estate becomes the new owner.








                                     PAGE 4
                                     0083-4

2.3 HOW DO YOU CHANGE THE OWNER OF THIS POLICY? You may change the owner of this policy, from yourself to a new owner on a notice you sign which gives us the facts that we need. This change will take effect as of the date you signed the notice, subject to any payment we made or action we took before recording this change. When this change takes effect, all rights of ownership will pass to the new owner. Changing the owner cancels any prior choice of owner, but does not change the beneficiary.

2.4 CAN MORE THAN ONE BENEFICIARY BE NAMED FOR THIS POLICY? One or more beneficiaries for any life insurance proceeds may be named in the application. If more than one beneficiary is named, they can be classed as first, second and so on. If 2 or more are named in a class, their shares in the proceeds are equal, unless you state otherwise. The stated shares of the proceeds will be paid to any first beneficiaries who survive both Insureds. If no first beneficiaries survive, payment will be made to any beneficiaries surviving the second class, and so on.

2.5 CAN YOU CHANGE A BENEFICIARY? While at least one of the Insureds is living, you can change a beneficiary in a notice you sign which gives us the facts that we need. This change will take effect as of the date you signed the notice, subject to any payment we made or action we took before recording the change.

2.6 WHAT HAPPENS IF NO BENEFICIARIES ARE LIVING WHEN THE PROCEEDS BECOME PAYABLE? If no beneficiary for the life insurance proceeds, or for a stated share, survives both Insureds, the right to these proceeds, or this share, will pass to you. If you are no longer living, this right will pass to your estate.

2.7 WHAT IF THE BENEFICIARY AND THE INSURED DIE AT THE SAME TIME? Unless stated otherwise in the policy, or in your signed notice which is in effect at the last surviving Insured's death, if any beneficiary dies at the same time as that Insured, or within 15 days after that Insured but before we receive proof of that Insured's death, we will pay the proceeds as though that beneficiary died first.


                          SECTION THREE-POLICY CHANGES


3.1 WHAT CHANGES MAY YOU MAKE TO THIS POLICY? The Face Amount of the policy can be increased or decreased, and changes may be made in the Life Insurance Benefit Option selected by applying for such changes in writing. Face Amount increases may be applied for while both Insured's are living and we reserve the right to limit increases in Face Amount. Changes in the Life Insurance Benefit Option selected must also be requested while both Insured's are living. We reserve the right to limit these changes on a uniform basis by class.

    Changes may only be made if this policy would continue to qualify as life insurance as defined under Section 7702 of the Internal Revenue Code. For further information, regarding the effects of changes to the Face Amount and the Life Insurance Benefit Options, see Section Seven and Section Eight.

3.2 WHAT HAPPENS WHEN YOU APPLY TO INCREASE THE POLICY FACE AMOUNT? While both Insureds are living, you can have the Face Amount of this policy increased, if we agree, subject to our minimum amount requirements. The Face Amount cannot be increased if the older insured is or would have been over age 90. To increase the Face Amount, we must have your written application, signed by both Insureds, together with any proof of insurability that we require. We reserve the right to limit increases in the Face Amount. Any increase will take effect on the Monthly Deduction Day on or after the day we approve the application for increase.

    The Cost of Insurance for each increase will be based on each Insured's issue age, the duration since the Policy Date, and each Insured's sex and class of risk at the time the increase takes effect.

    For the amount of the increase, new Incontestability and Suicide Exclusion periods will apply, beginning on the effective date of such increase. For further information regarding the Incontestability and Suicide Exclusion periods, see Section Nine.






                                     PAGE 5
                                     0083-5

3.3 WHAT HAPPENS WHEN YOU DECREASE THE FACE AMOUNT? You can decrease the Face Amount, subject to our minimum Face Amount requirements. We reserve the right to limit decreases in the Face Amount. Any decrease will take effect on the Monthly Deduction Day on or after the day we receive your signed request at our Service Office.

    The decrease will first be applied to reduce the most recent increase in the Face Amount. It will then be applied to reduce other increases in the Face Amount in the reverse order in which they took place, and then to the initial Face Amount.

3.4 WHAT HAPPENS WHEN YOU CHANGE THE LIFE INSURANCE BENEFIT OPTION? You can change the Life Insurance Benefit of this policy while both Insureds are living. However, in no event will option changes be permitted on or after the Policy Anniversary on which the younger Insured is or would have been age 100. The Life Insurance Benefit Option can be changed to Option 1 or to Option 2. Option changes from either Option 1 or Option 2 to Option 3 will not be allowed at any time.

    We reserve the right to limit the number of changes in the Life Insurance Benefit Option. Any change of Option will take effect on the Monthly Deduction Day on or after the date we receive your signed request. The Face Amount of the policy after a change in option will be an amount that results in the death benefit after the change being equal to the death benefit before the change. For example, if you change from Option 1 to Option 2, the Face Amount of the policy will be decreased by the Cash Value. We reserve the right to limit changes in the Life Insurance Benefit Option that would cause the Face Amount to fall below our minimum amount requirements.


                             SECTION FOUR- PREMIUMS


4.1 ARE THERE ANY LIMITATIONS TO THE PREMIUMS THAT MAY BE PAID? Whether or not there are limits on the premiums you may pay each year depends on the choice of premium test you made when you applied for this policy. The test you chose is shown on Policy Data Page 2.3. The test chosen may not be changed. Premium payments may be made on a planned or unplanned basis.

    These premium tests are used to determine whether an insurance policy meets the definition of life insurance under Section 7702 of the Internal Revenue Code of 1986, as amended.

    1. The Guideline Premium Test or GPT allows you to maintain a high level of Cash Value in relation to the Life Insurance Benefit. If you chose this test and the premium you pay during any policy year exceeds the maximum permitted under this Internal Revenue Code test, we will return any such excess within 60 days after the end of the policy year, with interest at a rate of not less than 3% per year.

    2. The Cash Value Accumulation Test or CVAT allows you to maintain a high level of Life Insurance Benefit in relation to Cash Value. If you chose this test and you pay us an Unplanned Premium that causes an increase in your Life Insurance Benefit greater than the increase in the Cash Value of your policy, we reserve the right to require proof of insurability before accepting the payment. We also reserve the right to refuse to accept that payment. Further, we reserve the right to limit the number and amount of any Unplanned Premiums.

4.2 HOW DO YOU PAY PREMIUMS? At any time before the Policy Anniversary on which the younger Insured is or would have been age 100, and while either Insured is living, premiums can be paid at any interval or by any method that we make available. Premiums are payable at our Service Office or at any other location that we indicate to you in writing. The Cash Value and amount of insurance under this policy are based on the amount and interval of the premiums that have been paid. You may pay Planned Premiums and/or Unplanned Premiums.









                                     PAGE 6
                                     0083-6

4.3 WHAT ARE PLANNED PREMIUMS? The Planned Premium refers to the amount and frequency of premium payments you selected for your premium payment schedule. The amount and interval of any Planned Premiums, as stated in the application, are shown on the Policy Data Page. The first premium is payable as of the Policy Date. A Planned Premium does not have to be paid to keep this policy in force, if the Cash Surrender Value is enough to cover the charges made on the Monthly Deduction Day. However, payment of a Planned Premium does not guarantee that coverage will remain in force. The amount and frequency of any Planned Premium can be increased or decreased subject to the limits we set. Planned Premiums may no longer be paid beginning on the Policy Anniversary on which the younger Insured is or would have been age 100.

4.4 WHAT ARE UNPLANNED PREMIUMS? Unplanned Premiums are premium payments you make which are in addition to Planned Premiums. At least one of the Insureds must be living and payment must be made prior to the Policy Anniversary on which the younger Insured is or would have been age 100. If an Unplanned Premium payment would result in an increase in the Life Insurance Benefit greater than the increase in Cash Value, we reserve the right to require proof of insurability before accepting that payment and applying to the policy. In addition, both Insureds must be alive for such a premium payment to be accepted.

4.5 WHAT IS THE ADJUSTED TOTAL PREMIUM? The Adjusted Total Premium is used in calculating the Life Insurance Benefit under Life Insurance Benefit Option
    3. The Adjusted Total Premium, at any time, is equal to the total Planned and Unplanned Premium payments made less the total partial surrenders and the partial surrender processing fee, if applicable, taken under the policy. Reductions due to partial surrenders will never cause this amount to be less than zero.

4.6 HOW ARE YOUR PREMIUM PAYMENTS ALLOCATED? When we receive a premium payment, we will deduct a Sales Expense Charge not to exceed the amount shown on the Policy Data Page. We will also deduct an amount equal to the State Tax Charge and, if on Policy Data Page 2.1, the Federal Tax Charge in effect at that time. The balance of the premium (the net premium) will be applied to the Separate Account and to the Fixed Account in accordance with your premium allocation election in effect at that time, and before any other deductions, which may be due, are made.

    Any net premium received prior to the end of the Free Look Period, plus any interest accrued, will be allocated to our General Account until the end of the Free Look Period.

4.7 CAN YOUR PREMIUM ALLOCATION ELECTION BE CHANGED? You can change your premium allocation election stated in the application by either submitting a signed written request, or by another method acceptable to us. Your allocation percentages must total 100%. Each percentage must be either zero, or a whole number which is at least 1%. This change will take effect on the date we receive the signed request.

4.8. WHAT HAPPENS IF YOU STOP MAKING PREMIUM PAYMENTS? This policy will continue in effect as long as the Cash Surrender Value is sufficient to pay Monthly Deduction Charges.

4.9 WHAT IS THE LATE PERIOD? If, on a Monthly Deduction Day, the Cash Surrender Value is less than the Monthly Deduction Charge for the next policy month and the No Lapse Guarantee is not in effect, the policy will continue for a late period of 62 days after that Monthly Deduction Day. (See Policy Data Page 2 for further explanation of the No Lapse Guarantee.) This may happen even if all Planned Premiums have been paid. If we do not receive sufficient payment before the end of the late period, the policy will end and there will be no more benefits under the policy.

    To inform you of this event, we will mail a notice to you at your last known address at least 31 days before the end of the late period. We will also mail a copy of the notice to the last known address of any assignee on our records.












                                     PAGE 7
                                     0083-7

4.10 WHAT IF THE LAST SURVIVING INSURED DIES DURING THE LATE PERIOD? If the last surviving Insured dies during the late period, we will pay the policy proceeds. However, these proceeds will be reduced by the amount of the unpaid Monthly Deduction Charges for the full policy month or months that run from the beginning of the late period through the policy month in which that insured died.

4.11 CAN YOU REINSTATE THE POLICY IF IT ENDS? Within 5 years after this policy has ended, you may apply to reinstate the policy if you did not surrender it. However, this policy can only be reinstated if either, (a) both Insureds are alive; or (b) one Insured is alive and the policy ended after the death of the other Insured. When you apply for reinstatement, you must provide proof of insurability that is acceptable to us. However, if the required premium payment is made within 31 days after the end of the late period, no proof of insurability is required.

4.12 WHAT PAYMENT IS REQUIRED TO REINSTATE THE POLICY? In order to reinstate this policy, a payment must be made in an amount which is sufficient to keep this policy in force for at least 3 months. This payment will be in lieu of the payment of all premiums in arrears. Upon reinstatement, the Cash Value shall be equal to the Cash Value at the time of lapse, less any unpaid loan, if not repaid. Any unpaid loan can also be repaid, together with loan interest no greater than 6% compounded once each year from the end of the late period to the date of reinstatement. If a policy loan interest rate of less than 6% is in effect when the policy is reinstated, the interest rate for any unpaid loan at the time of reinstatement will be the same as the policy loan interest rate. The effective date of reinstatement will be the Monthly Deduction Day on or following the date we approve the request for reinstatement.

4.13 WHAT HAPPENS TO THE ALTERNATIVE CASH SURRENDER VALUE (ACSV) BENEFIT IF THE POLICY ENDS DURING THE FIRST 10 POLICY YEARS? If this policy ends, as described in Section 4.9 and Section 7.17, during the first 10 policy years, the Alternative Cash Surrender Value Benefit will be zero on the date the policy ends. Upon reinstatement of the policy, the Alternative Cash Surrender Value Benefit will begin at zero and we will calculate the value of this benefit as described in Section 7.5 from the period beginning on the reinstatement date up to the 10th policy anniversary. At reinstatement, the amortization of the ACSV Benefit will be calculated based on the number of months remaining in the 10 year period.

                         SECTION FIVE - SEPARATE ACCOUNT


5.1 HOW IS THE SEPARATE ACCOUNT ESTABLISHED AND MAINTAINED? We have established and maintained the Separate Account under the laws of the State of Delaware. Any realized or unrealized income, net gains and losses from the assets of the Separate Account are credited or charged to it without regard to our other income, gains or losses. We put assets in the Separate Account for this policy, and we may also do the same for any other variable life insurance policies we may issue.

5.2 HOW ARE THE SEPARATE ACCOUNT ASSETS INVESTED? The Separate Account invests its assets in shares of one or more mutual funds. Fund shares are purchased, redeemed and valued on behalf of the Separate Account. The Separate Account is divided into Investment Divisions. We reserve the right to add, combine or eliminate any Investment Division of the Separate Account, subject to any required regulatory approvals.

5.3 TO WHOM DO THE ASSETS IN THE SEPARATE ACCOUNT BELONG? The assets of the Separate Account are our property. There are Separate Account assets which equal the reserves and other contract liabilities of the Separate Account. Those assets will not be chargeable with liabilities arising out of any other business we conduct. We reserve the right to transfer assets of an Investment Division, in excess of the reserves and other contract liabilities with respect to that Investment Division, to another Investment Division or to our General Account.

5.4 HOW WILL THE ASSETS OF THE SEPARATE ACCOUNT BE VALUED? We will determine the value of the assets of the Separate Account on each day during which the New York Stock Exchange is open for trading. The assets of the Separate Account will be valued, as determined in accordance with a method of valuation that we establish in good faith.

5.5 CAN WE TRANSFER ASSETS OF THE SEPARATE ACCOUNT TO ANOTHER SEPARATE ACCOUNT? We reserve the right to transfer assets of the Separate Account, which we determine to be associated with the class of policies to which this policy belongs, to another separate account. If this type of transfer is made, the term "Separate Account", as used in this policy, shall then mean the separate account to which the assets were transferred.




                                     PAGE 8
                                     0083-8

5.6 WHAT OTHER RIGHTS DO WE HAVE? We also reserve the right, when permitted by law, to:
     (a) de-register the Separate Account under the Investment Company Act of 1940;
     (b) manage the Separate Account under the direction of a committee or discharge such committee at any time;
     (c) restrict or eliminate any voting rights of policyowners or other persons who have voting rights as to the Separate Account;
     (d) combine the Separate Account with one or more other separate accounts: and
     (e) substitute shares of any other mutual fund for mutual fund shares held in any Investment Division with similar objectives.

5.7 CAN A CHANGE IN THE INVESTMENT OBJECTIVE OR STRATEGY OF THE SEPARATE ACCOUNT BE REQUIRED? When required by law or regulation, an investment objective of the Separate Account can be changed. It will only be changed if approved by the appropriate insurance official of the State of Delaware or deemed approved in accordance with such law or regulation. If so required, the request to obtain such approval will be filed with the insurance official of the state or district in which this policy is delivered.

5.8 IF THE ASSETS IN THE SEPARATE ACCOUNT BELONG TO US, WHAT DO YOUR FUNDS PURCHASE? Your interest of this policy in the Separate Account prior to the date on which the Life Insurance Benefit becomes payable is represented by Accumulation Units. The number of Accumulation Units purchased in an Investment Division will be determined by dividing the part of any net premium payment or the part of any transfer applied to that Investment Division, by the value of an Accumulation Unit for that Division on the transaction date. Payments allocated, transferred or otherwise added to the Investment Divisions will be applied to provide Accumulation Units in those Investment Divisions. Accumulation Units are redeemed when amounts are loaned, transferred, surrendered or otherwise deducted. These transactions are called policy transactions.

5.9 WHAT ARE ACCUMULATION UNITS? Accumulation Units are the accounting units used to calculate Separate Account values under the policy.

5.10 HOW IS THE VALUE OF AN ACCUMULATION UNIT DETERMINED? The value of an Accumulation Unit on any business day is determined by multiplying the value of that unit on the immediately preceding business day by the net investment factor for the valuation period. The valuation period is the period from the close of the immediately preceding business day to the close of the current business day. The net investment factor for this policy used to calculate the value of an Accumulation Unit in any Investment Division of the Separate Account for the valuation period is determined by dividing (a) by (b), where:

     (a)  is the sum of:

          (1) the net asset value of a fund share held in the Separate Account for that Investment Division determined at the end of the current valuation period, plus

          (2) the per share amount of any dividends or capital gain distributions made by the fund for shares held in the Separate Account for that Investment Division if the ex-dividend date occurs during the valuation period.

     (b) is the net asset value of a fund share held in the Separate Account for that Investment Division determined as of the end of the immediately preceding valuation period.

     The net investment factor may be greater or less than one; therefore, the value of an Accumulation Unit may Increase or decrease.











                                     PAGE 9
                                     0083-9

5.11 CAN YOU TRANSFER FUNDS BETWEEN INVESTMENT DIVISIONS OR BETWEEN THE INVESTMENT DIVISIONS AND THE FIXED ACCOUNT? An unlimited number of transfers can be made between the Investment Divisions of the Separate Account and between the Investment Divisions and the Fixed Account. We reserve the right to apply a charge, not to exceed $30, for each transfer after the first twelve in a given policy year. If this charge is assessed, it will be deducted proportionately from the appropriate Investment Divisions, and/or the Fixed Account that funds are transferred to, on the basis of the amount of the total transfer which is allocated to each Investment Division, and/or the Fixed Account. We reserve the right to not accept transfer instructions that are submitted by any person, asset allocation service and/or market timing service on your behalf.

5.12 WHEN WILL THESE TRANSFERS TAKE EFFECT? Transfers between Investment Divisions (and also to and from the Fixed Account) will generally take effect as of the business day we receive, at our Service Office, your signed written request or by any method acceptable to us which gives us the facts that we need. However, if we receive your request after the New York Stock Exchange is closed for trading, or on a day on which the New York Stock Exchange is not open for trading, the transfer will take effect on the next business day.

5.13 ARE THERE LIMITS ON THE AMOUNT YOU CAN TRANSFER BETWEEN INVESTMENT DIVISIONS? The minimum amount that can be transferred is the lesser of:
     (a) $500 or (b) the value of all remaining Accumulation Units in the Investment Division, unless we agree otherwise. The Investment Division from which the transfer is being made must maintain a minimum balance of $500 after the transfer is completed. If, after a transfer, the value of the remaining Accumulation Units in an Investment Division would be less than $500, we have the right to include that amount as part of the transfer.

                           SECTION SIX - FIXED ACCOUNT


6.1 WHAT IS THE FIXED ACCOUNT? The Fixed Account is supported by assets of our General Account. Our General Account represents all of our assets, liabilities, capital and surplus, income, gains, or losses that are not in any separate account. Any amounts in the Fixed Account are credited with interest using a fixed interest rate, which we declare periodically. We will set this rate in advance at least annually. This rate will never be less than the rate shown on the Policy Data Page. Interest accrues daily and is credited on the Monthly Deduction Day. All payments applied to, or amounts transferred to, the Fixed Account receive the rate in effect at that time.

6.2 CAN TRANSFERS BE MADE FROM THE FIXED ACCOUNT TO THE SEPARATE ACCOUNT? Yes. The minimum amount which can be transferred is the lessor of: (a) $500, or
     (b) the accumulation value in the Fixed Account, unless we agree otherwise. However, if the values remaining in the Fixed Account after the transfer would be less than $500, we have the right to include that amount as part of the transfer. The sum of all such transfers in a policy year cannot exceed the greater of (a) 20% of the accumulation value in the Fixed Account at the beginning of that policy year, or (b) $5,000.

6.3 CAN TRANSFERS BE MADE TO THE FIXED ACCOUNT FROM THE SEPARATE ACCOUNT? Each policy year you can make an unlimited number of transfers from the Investment Divisions of the Separate Account to the Fixed Account. The minimum amount which can be transferred from any one Investment Division is the lesser of: (a) $500, or (b) the value of all remaining Accumulation Units in that Investment Division, unless we agree otherwise. However, if the value remaining in an Investment Division after the transfer would be less than $500, we have the right to include that amount as part of the transfer.

     The sum of all such transfers in a policy year cannot exceed the greater of
     (a) 20% of the total value in the Separate Account at the beginning of that policy year, or (b) $5,000. However, this maximum limit only applies during any period when the interest rate being credited to the Fixed Account is equal to the guaranteed minimum rate shown on the Policy Data Page. In addition, this maximum limit will not apply if the Insured was age 65 or older on the most recent Policy Anniversary. If, during a given Policy Year, this limit becomes effective, and you have already transferred more than 20% of the Separate Account value to the Fixed Account (or, if greater, $5,000), no additional transfers to the Fixed Account will be permitted during that policy year while the limit remains in effect.



                                     PAGE 10
                                     0083-10

                      SECTION SEVEN - CASH VALUE AND LOANS

7.1 WHAT IS THE CASH VALUE OF THIS POLICY? The Cash Value of this policy at any time is equal to the total accumulation value of the portion of the Cash Value of this policy allocated to the Separate Account plus the portion of the Cash Value of this policy allocated to the Fixed Account.

7.2 WHAT IS THE CASH SURRENDER VALUE OF THIS POLICY? The Cash Surrender Value of this policy at any time is equal to the Cash Value less any unpaid loan and accrued interest.

7.3 WHAT IS THE ALTERNATIVE CASH SURRENDER VALUE (ACSV) OF THIS POLICY? For a period of 10 years from the Issue Date of this policy, while either Insured is living, this policy will have an Alternative Cash Surrender Value
     (ACSV). The ACSV is equal to the Cash Surrender Value of the policy plus the unamortized value of the ACSV Benefit, as described in Section 7.4, on the date we receive your request for surrender.

7.4 WHAT IS THE ACSV BENEFIT? The ACSV Benefit is equal to the sum of the Sales Expense Charges and the monthly Per Thousand Face Amount Charges. This benefit will be amortized monthly on a straight-line basis beginning with the 13th policy month and continuing through the end on the 10th policy year. The ACSV Benefit is not invested and will not accumulate interest. On the 10th Policy Anniversary and any date thereafter, the ACSV Benefit will be zero.

7.5 HOW IS THE ALTERNATIVE CASH SURRENDER VALUE BENEFIT CALCULATED? Your ACSV Benefit for policy months 1 through 12, as calculated on each Monthly Deduction Day, is equal to the sum of a + (b + c), where:

     (a) = the current ACSV Benefit;

     (b) = the Sales Expense Charges deducted from all premiums paid since the last Monthly Deduction Day,

     (c) = the Monthly Per Thousand Face Amount Charge

     Your ACSV Benefit for policy months 13 through the end of the 10th policy year, as calculated on each Monthly Deduction Day, is equal to the sum of a + (b + c) - d, where:

     (a) = the current ACSV Benefit;

     (b) = the Sales Expense Charges deducted from all premiums paid since the last Monthly Deduction Day;

     (c) = the monthly Per Thousand Face Amount Charge;

     (d) = the amount of amortization for the current month of the ACSV Benefit.

     Upon our receipt of your request to surrender this policy in full, we will increase the current ACSV Benefit by any Sales Expense Charges that have been deducted from premium payments received since the prior Monthly Deduction Day.

     The ACSV Benefit is not available to support Monthly Deduction Charges or for purposes of a 1035 exchange, loan, partial surrender, or as part of a death benefit payment. It is only available on a full surrender of all of the Policies you own which include the ACSV Benefit.

     The ACSV Benefit will end in the event that the policy is assigned, unless we agree otherwise.








                                     PAGE 11
                                     0083-11

7.6 CAN YOU SURRENDER THIS POLICY? At any time after this policy has Cash Value, and while either Insured is alive, you may surrender it for its Cash Surrender Value or, if it is available, its Alternative Cash Surrender Value. The Cash Surrender Value and ACSV will be calculated as of the date on which we receive your signed request. The policy will end on the date we receive your surrender request.

7.7 CAN YOU REQUEST A PARTIAL SURRENDER FROM THIS POLICY? You can apply for a partial surrender by sending us your signed written request at our Service Office. This request must be received while either Insured is living. You can apply for a partial surrender of at least $500, provided that the Cash Value, less the amount of any policy debt that would remain after the surrender is at least $500. In addition, if a partial surrender would cause the Policy's Base Face Amount or the Target Face Amount of the policy to fall below $500,000, we reserve the right to require a full surrender. Target Face Amount refers to the Policy's Base Face Amount plus the face amount of any Supplementary Term Insurance Rider attached to the policy.

     When you take a partial surrender, the Cash Value will be reduced by the amount of the surrender. The surrender will be made on a pro-rata basis from the Fixed Account and/or Investment Divisions, unless you indicate otherwise. If the portion of your request for a partial surrender from the Fixed Account or Investment Division is greater than the amount in the Fixed Account and/or Investment Division, we will pay you the entire value of the Fixed Account and /or that Investment Division.

     For policies where Life Insurance Benefit Option 1 is in effect, the Face Amount will be reduced by the difference between;
     (a)  the amount of the surrender; and
     (b)  the greater of:
          (i) the Cash Value of the policy immediately prior to the surrender, minus the Face Amount divided by the applicable percentage, as shown on Policy Data Page 2.3, for the younger Insured's age at the time of surrender, or
          (ii) zero.

     For policies where Life Insurance Benefit Option 2 is in effect, a partial surrender will not affect the Face Amount.

     If Life Insurance Benefit Option 3 is in effect, the Adjusted Total Premium will be reduced by the amount of the surrender proceeds. A reduction of the Adjusted Total Premium will never cause the Adjusted Total Premium to be less than zero.

     For policies where Life Insurance Benefit Option 3 is in effect and the Adjusted Total Premium amount is less than the amount of the surrender, the Face Amount of the policy will be reduced by the difference between:
     (a) the amount of the surrender, less the Adjusted Total Premium amount immediately prior to the surrender; and,
     (b)  the greater of:
          (i) the Cash Value of the policy immediately prior to surrender, less the Adjusted Total Premium, minus the Face Amount divided by the applicable percentage, as shown on Policy Data Page 2.3 for the younger Insured's age at the time of surrender, or
          (ii) zero.

     Any decrease in Face Amount caused by payment of this benefit will first be applied against the most recent increase in Face Amount in the reverse order in which they took place.

     Proceeds from a partial surrender will be determined as of the date we receive your signed request, in any method acceptable to us, at our Service Office. We reserve the right to charge a processing fee of $25 for a partial surrender. In addition, if a partial surrender would cause the policy Face Amount to drop below our minimum amount, we reserve the right to require a full surrender.










                                     PAGE 12
                                     0083-12

7.8 WHAT MONTHLY DEDUCTIONS ARE MADE AGAINST THE CASH VALUE? On each Monthly Deduction Day, the following Monthly Deduction Charges are deducted from the policy's Cash Value:

     (a) A monthly Contract Charge not to exceed the amount shown on the Policy Data Page;

     (b) The monthly Cost of Insurance for the amount of the Life Insurance Benefit in effect at that time;

     (c)  A monthly Mortality and Expense Risk Charge;

     (d)  The monthly cost for any riders attached to this policy;

     (e) A monthly Per Thousand Face Amount Charge(s) not to exceed the amount shown on the Policy Data Page.

     A deduction may also be made for any temporary flat extra charges which may apply. The amount and duration of these flat extra charges, if any, are shown on the Policy Data Page.

     The Monthly Deduction Day for this policy, which is shown on the Policy Data Page, will be the same calendar day each month, as determined by the Policy Date. The first Monthly Deduction Day will be the first occurrence of this calendar day which falls on or after the Issue Date of the policy.

     However, if, on the Issue Date we have not yet received the initial premium payment for the policy, the first Monthly Deduction Day will be the first occurrence of this calendar day which falls on or after the date we receive such payment. If the Policy Date for this policy is earlier than the Issue Date, then deductions made on the first monthly Deduction Day will include the Monthly Deduction Charges specified in (a) through (e) above which would have been made on each Monthly Deduction Day for the period from the Policy Date to the Issue Date as if the policy had been issued on the Policy Date.

     All Monthly Deduction Charges are deducted in accordance with your expense allocation, if any. If no expense allocation is in effect, Monthly Deduction Charges will be deducted on a pro-rata basis from each of the Investment Divisions and the Fixed Account.

7.9 HOW IS THE COST OF INSURANCE FOR THIS POLICY CALCULATED? The Cost of Insurance is calculated on each Monthly Deduction Day. The monthly Cost of Insurance for the initial Face Amount, and for each subsequent increase in the Face Amount, is calculated separately. For this calculation, the Cash Value will be used to reduce the Cost of Insurance first with regard to any increases in Face Amount, in the reverse order made, and then to the initial Face Amount. The monthly Cost of Insurance is equal to (1) multiplied by the result of (2) minus (3), where:

     (1)  is the monthly Cost of Insurance rate per $1,000 of insurance;

     (2) is the number of thousands of Life Insurance Benefit as of the Monthly Deduction Day divided by 1.00327374; and

     (3) is the number of thousands of Cash Value as of the Monthly Deduction Day (before this Cost of Insurance, any applicable Contract Charge, and the cost of any riders are deducted).















                                     PAGE 13
                                     0083-13

7.10 WHAT IS THE COST OF INSURANCE RATE? The rates used to obtain the Cost of Insurance for the initial Face Amount and for each increase in the Face Amount are based on each Insured's issue age, the duration since the Policy Date, and each Insured's sex and class of risk at the time the initial Face Amount or increase took effect, as well as the duration since issue of such insurance. For the initial Face Amount, the monthly Cost of Insurance rates will never exceed the maximum rates shown in the Table of Guaranteed Maximum Monthly Cost of Insurance rates attached to this policy. The actual rate will be set by us, in advance, at least once a year. Any change in Cost of Insurance rates will be made on a uniform basis for Insureds in the same class, based on each Insured's issue age, sex and class or risk, as well as the duration since the Policy Date.

7.11 WHAT IS THE MONTHLY COST OF RIDERS? The cost of any riders attached to this policy is described on the Policy Data Pages.

7.12 WHAT IS THE LOAN VALUE OF THIS POLICY? Using this policy as sole security, you can borrow any amount up to the loan value of this policy. The loan value on any given date is equal to 100% of the Cash Surrender Value, less the current loan interest rate, less an amount which is sufficient to keep this policy in force for at least 3 months.

7.13 WHAT HAPPENS WHEN YOU TAKE A LOAN? When a loan is taken (including the situation where unpaid loan interest is charged as a new loan), a transfer is made from the Separate Account to the Fixed Account. This transfer is made so that, after the transfer, the amount in the Fixed Account that is securing the outstanding loan(s) will equal 100% of the sum of the new loan and any previous unpaid loans. This transfer will be made on a pro-rata basis from the various Investment Divisions.

     While a policy loan is outstanding, no partial surrenders or transfers which would reduce the Cash Value of the Fixed Account below 100% (or any lower percentage that may be in effect at that time) of the outstanding loan are permitted. In addition, if any portion of a Monthly Deduction Charge would cause the amount in the Fixed Account to fall below the amount of the outstanding loan, we reserve the right to deduct that portion of the Monthly Deduction Charge on a pro-rata basis from the Investment Divisions instead.

     The amount in the Fixed Account which equals the amount of an unpaid loan will be credited with interest at a rate which will never be lower than the effective annual loan interest rate, less 2%. In no event will the rate credited to loaned amounts ever be less than the interest rate shown on the Policy Data Page.

7.14 WHAT IS THE ANNUAL LOAN INTEREST RATE FOR THE POLICY? Unless we set a lower rate for any period, the effective annual loan interest rate is 6%, which is payable in arrears. Loan interest for the policy year in which a loan is taken will be due on the next Policy Anniversary. Loan interest accrues each day and is payable on the anniversary, on the date of death of the last surviving Insured, surrender, or lapse, or on the date of a loan increase or loan repayment. Loan interest not paid when due will be charged as a new unpaid loan.




















                                     PAGE 14
                                     0083-14

7.15 IF THE LOAN INTEREST RATE IS REDUCED, CAN IT SUBSEQUENTLY INCREASE? Yes. If we have set a rate lower than the effective annual loan interest rate of 6% per year, any subsequent increase in the interest rate will be subject to the following conditions:

     (1) The effective date of any increase in the interest rate shall not be earlier than one year after the effective date of the establishment of the previous rate.

     (2) The amount by which the interest rate may be increased will not exceed one percent per year, but the rate of interest shall in no event ever exceed 6%.

     (3) We will give notice of the interest rate in effect when a loan is made and when sending notice of loan interest due.

     (4) If a loan is outstanding 40 days or more before the effective date of an increase in the interest rate, we will notify you of that increase at least 30 days prior to the effective date of the increase.

     (5) We will give notice of any increase in the interest rate when a loan is made during the 40 days before the effective date of the Increase.

7.16 HOW ARE LOAN REPAYMENTS CREDITED TO THE POLICY? All or part of an unpaid loan can be repaid before the Insured's death or before the policy is surrendered. When a loan repayment is received, we will first use that money to cancel any portion of the outstanding loan which was originally taken from the Fixed Account. Any remaining portion of the loan repayment will be allocated to the Separate Account in the same proportion as the amount of money you have in each Investment Division on the date of the loan repayment, unless you indicate otherwise and we agree.

7.17 WHAT HAPPENS IF A LOAN IS NOT REPAID? If a loan is outstanding when the Life Insurance Benefit becomes payable, we will deduct the amount of the unpaid loan plus accrued interest from these proceeds. The Cash Surrender Value reflects a deduction of any outstanding policy loan and accrued interest. In addition, it may happen in a given Policy Year that, based on the loan interest rate in effect when that Policy Year began (ignoring any subsequent increase in the rate during that year), any unpaid loan plus accrued interest exceeds the Cash Value of this policy. In that event, we will mail a notice to you at your last known address, and a copy to the last known assignee on our records.

     This policy will end 31 days after the date on which we mail that notice to you if the excess of the unpaid loan plus accrued interest over the Cash Value is not paid within that 31 days. However, if a higher interest rate or rates take effect during the Policy Year, this policy will not end any sooner than it would have if the rate had not changed.



















                                     PAGE 15
                                     0083-15

                   SECTION EIGHT - PAYMENT OF POLICY PROCEEDS

8.1 HOW WILL POLICY PROCEEDS BE PAID? The proceeds of this policy will be paid in one sum, or if elected, all or part of these proceeds can be placed under one or more of the options described in this section upon due proof of the last surviving Insured's death. If we agree, the proceeds may be placed under some other method of payment instead.

     Any life insurance proceeds paid in one sum will bear interest compounded each year from the Insured's death to the date of payment. We set the interest rate each year. This rate will be at least 3% per year, and will not be less than required by law.

8.2 HOW DO YOU ELECT AN OPTIONAL METHOD OF PAYMENT? While at least one of the Insured's is living, you can elect or change an option. You can also elect or change one or more beneficiaries who will be the payee or payees under that option.

     After the last surviving Insured dies, any person who is to receive proceeds in one sum (other than an assignee) can elect an option and name payees. The person who elects an option can also name one or more successor payees to receive any amount remaining at the death of the payee. Naming these payees cancels any prior choice of successor payees.

     A payee who did not elect the option does not have the right to advance or assign payments, take the payments in one sum, or make any other change. However, the payees may be given the right to do one or more of these things if the person who elects the option tells us in writing and we agree.

8.3 HOW CAN AN OPTION BE CHANGED? If we agree, a payee who elects Option 1A, 1B, or 2 may later elect to have any amount we still have, or the present value of any elected payments, placed under some other option described in this section.

8.4 WHO CAN BE NAMED PAYEES? Only individuals who are to receive payments on their own behalf may be named as payees or successor payees, unless we agree otherwise. We may require proof of the age or the survival of a payee.

8.5 WHAT HAPPENS IF THE PAYEE DIES BEFORE ALL PROCEEDS HAVE BEEN PAID? It may happen that when the last surviving payee dies, we still have an unpaid amount, or there are some payments which remain to be made, If so, we will pay the unpaid amount with interest to the date of payment, or pay the present value of the remaining payments, to that payee's estate in one sum. The present value of the remaining payments is based on the interest rate used to compute them, and is always less than their sum.

8.6 IS THERE A MINIMUM PAYMENT THE COMPANY WILL MAKE? When any payment under an option would be less than $100, we may pay any unpaid amount or present value in one sum.

8.7 WHAT ARE THE PROCEEDS AT INTEREST OPTIONS (1A AND 1B)? The policy proceeds may be left with us at interest. We will set the interest rate each year. This rate will be at least 3% per year.

     For the Interest Accumulation Option (Option 1A), we credit interest each year on the amount we still have. This amount can be withdrawn at any time in sums of $100 more. We pay interest to the date of withdrawal on sums withdrawn.

     For the Interest Payment Option (Option1B), we pay interest once each month, every 3 months, every 6 months, or once each year, as chosen, based on the amount we still have.










                                     PAGE 16
                                     0083-16

8.8 WHAT IS THE LIFE INCOME OPTION (2)? We make equal payments each month during the lifetime of the payee or payees. We determine the amount of the monthly payment by applying the policy proceeds to purchase a corresponding single premium life annuity policy which is being issued when the first payment is due. Payments are based on the appropriately adjusted annuity premium rate in effect at that time, but will not be less than the corresponding minimum shown in the Option 2 Table. These minimum amounts are based on the 1983 Table "a" with Projection Scale G, and with interest compounded each year at 3%.

     When asked, we will state in writing what the minimum amount of each monthly payment would be under this option. It is based on the sex and adjusted age of the payee or payees.

     To find the adjusted age in the year the first payment is due, we increase or decrease the payee's age at that time, as follows:

     2001-2005        2006-2015       2016-25      2026-35     2036 & later
     ----------------------------------------------------------------------
          +1             0              -1           -2           -3

     We make a payment each month during the lifetime of the payee. Payments do not change, and are guaranteed for 10 years, even if that payee dies sooner.


--------------------------------------------------------------------------------
OPTION 2 TABLE
--------------------------------------------------------------------------------

     Minimum Monthly Payment per $1,000 of Proceeds Guaranteed for 10 Years

    Payee's
    Adjusted
    Age               MALE                                FEMALE
    --------------------------------------------------------------------
    60                4.46                                4.03
    61                4.55                                4.11
    62                4.66                                4.19
    63                4.76                                4.27
    64                4.87                                4.37
    65                4.99                                4.46
    66                5.11                                4.57
    67                5.24                                4.67
    68                5.38                                4.79
    69                5.52                                4.91
    70                5.66                                5.04
    71                5.81                                5.18
    72                5.96                                5.32
    73                6.12                                5.47
    74                6.28                                5.63
    75                6.45                                5.79
    76                6.61                                5.96
    77                6.78                                6.14
    78                6.96                                6.32
    79                7.13                                6.51
    80                7.30                                6.70
    81                7.46                                6.89
    82                7.63                                7.07
    83                7.78                                7.26
    84                7.93                                7.44
    85 & over         8.07                                7.62







                                     PAGE 17
                                     0083-17

                        SECTION NINE - GENERAL PROVISIONS

9.1 WHAT CONSTITUTES THE ENTIRE CONTRACT? The entire contract consists of this policy, any attached riders or endorsements, and the attached copy of the applications. Also, any application used to apply for increases in the policy Face Amount will be attached to and made a part of this policy. Only our Chairman, President, Secretary, or one of our Vice Presidents is authorized to change the contract, and then, in writing. No change will be made to this contract without your consent. No agent is authorized to change this contract.

9.2 HOW IMPORTANT IS THE INFORMATION YOU PROVIDE IN THE APPLICATION FOR THIS POLICY? In issuing this policy, we have relied on the statements made in the application. All such statements are deemed to be representations and not warranties. We assume these statements are true and complete to the best of the knowledge and belief of those who made them. No statements made in connection with the application will be used by us to void this policy unless that statement is a material misrepresentation and is part of the application.

9.3 WILL WE BE ABLE TO CONTEST THIS POLICY? We will not contest the payment of the life insurance proceeds, based on the initial Face Amount, after this policy has been in force during the lifetime of each Insured for 2 years from the Issue Date. Our right to contest beyond this 2 year period is limited to only the Insured(s) who died during such period. The policy is incontestable with respect to the Insured(s) who survived the 2 year period.

     It may happen that the Face Amount of this policy is increased as described in Policy Changes section. In this case, the 2 year contestable period for each increase will begin on the effective date of such increase. We may contest the payment of that amount only on the basis of those statements made in the application for such increase in Face Amount. No new contestable period will apply if the Face Amount increase was due solely to a change in the Life Insurance Benefit Option.

9.4 DOES THIS POLICY COVER SUICIDE OF THE INSUREDS? In the event of the suicide of the first of the Insured's to die, while sane or insane, within 2 years of the Issue Date, the policy will continue in force on the surviving Insured. Suicide of both Insureds at the same time, or of the surviving Insured, while sane or insane, within 2 years of the Issue Date, is not covered by this policy. In that event, this policy will end and the amount payable will be the premiums paid to us, less any unpaid loan and any partial surrender benefits paid.

     It may happen that the Face Amount of this policy is increased as described in Section 3.2. In this case, the 2 year suicide exclusion period for each increase will begin on the effective date of such increase. If the suicide exclusion period applies to such an increase, the only amount payable with respect to that increase will be the total Cost of Insurance deducted for the increase. No new suicide exclusion period will apply if the Face Amount increase was due solely to a change in the Life Insurance Benefit Option.

9.5 HOW ARE THE DATES REFERRED TO IN THIS POLICY MEASURED? Policy years, months, and anniversaries are measured from the Policy Date, unless otherwise stated.

9.6 HOW IS A PERSON'S AGE CALCULATED FOR THE PURPOSES OF THIS POLICY? When we refer to a person's age in this policy, we mean his or her age on the birthday that is nearest to the previous anniversary

9.7 WHAT HAPPENS IF A PERSON'S AGE OR SEX HAS BEEN STATED INCORRECTLY? If we would pay too little or too much because the age or sex of either Insured is not correct as stated, we will adjust the proceeds, up or down, to reflect the correct age or sex. The amount of the death benefit shall be that which would be purchased by the most recent mortality charge at the correct age and sex.













                                     PAGE 18
                                     0083-18

9.8 CAN PAYMENT OF A LOAN OR SURRENDER PROCEEDS BE DEFERRED? Generally, we will grant any loan, or pay any surrender proceeds or life insurance proceeds within 7 days after we receive all the requirements that we need. However, we may defer making any of these payments for any period during which the New York Stock Exchange is closed for trading (other than the usual weekend or holiday closings), or if the Securities and Exchange Commission restricts trading or has determined that a state of emergency exists. If so, it may not be practical for us to determine the investment experience of the Separate Account.

     In addition, we reserve the right to defer any of these payments based on funds allocated to the Fixed Account for as long as six months.

9.9 CAN YOU ASSIGN OR TRANSFER THE POLICY? While at least one of the Insured's is living you may assign this policy, or any interest in it. If you do this, your interest, and anyone else's is subject to that of the assignee. As owner, you still have the rights of ownership that have not been assigned.

9.10 CAN THE ASSIGNEE CHANGE THE OWNER OR BENEFICIARY? An assignee cannot change the owner or beneficiary of this policy, and may not elect or change an optional method of payment of proceeds. Any amount payable to the assignee will be paid in one sum.

9.11 HOW DO YOU ASSIGN THE POLICY? You must provide us with a copy of the assignment. We are not responsible for the validity of any assignment. Any assignment will be subject to any payment we make or other action we take before we record the assignment.

9.12 ARE THE PAYMENTS MADE UNDER THIS POLICY PROTECTED AGAINST CREDITORS? Payments we make under this policy are, to the extent the law permits, exempt from the claims, attachments, or levies of any creditors.

9.13 TO WHOM SHOULD PAYMENTS FOR THIS POLICY BE MADE? Any payment made to us by check or money order must be payable to New York Life Insurance and Annuity Corporation. When asked, we will provide a countersigned receipt, signed by our President or Secretary, for any premium paid to us.

9.14 IS THIS POLICY SUBJECT TO ANY LAW? This policy is subject to all laws which apply.

9.15 ARE ANY DIVIDENDS PAYABLE ON THIS POLICY? This is a non-participating policy, on which no dividends are payable.

9.16 WILL YOU BE UPDATED REGARDING THE STATUS OF YOUR POLICY? At least once each Policy Year after the first, while this policy is in force and while either Insured is living, we will send a written report to you within 30 days after the Policy Anniversary, It will show the Cash Value, the Cash Surrender Value and the amount of any unpaid loan and accrued interest. This report will also give you any other facts required by state law or regulation.





















                                     PAGE 19
                                     0083-19

9.17 CAN THIS POLICY BE SPLIT INTO 2 SEPARATE POLICIES? You may exchange this policy, without evidence of insurability, for life policies on each of the Insureds within 6 months of either of the following 2 dates:
     (1) The date a final divorce decree issued with respect to the marriage of the Insured's has been in effect for 6 months; or
     (2)  The effective date of a change in the Federal Tax Law which results in
          (a) a reduction in the unlimited Federal Estate Tax marital deduction provision (Section 2056 of the Internal Revenue Code), or (b) a reduction of at least 50% in the level of estate tax rate from the 1986 Tax Act payable on death.

     In addition, an exchange can be made for any other reason, provided we agree. You must request the exchange in writing and both Insured's must be living when we receive your request. Each new policy will be on a variable adjustable life plan that was being offered by us on the Policy Date of this policy. The Policy Date and Issue Date of each new policy will be the date of exchange.

     Unless otherwise stated, the policyowner and beneficiary of each new policy will be the same as under this policy. At the time each new policy is issued, an insurable interest must exist under applicable state law. If this policy has been assigned, the assignment will apply to each new policy.

     The Cost of Insurance rates for each new policy will be determined based on each Insured's age, sex and risk class on the date of the exchange. A new set of surrender charges will apply on each new policy.

     The Face Amount of each new policy will equal one half of the Face Amount to this policy, plus one half of the face amount of any riders attached to this policy, on the date of exchange. The benefits of any first-to-die riders which are in effect will not be included in this calculation. One half of the Cash Value of this policy less unpaid loan and accrued interest will be allocated as the initial premium for each new policy.

9.18 CAN YOU EXCHANGE YOUR POLICY? Within 24 months of the Issue Date of this policy, you may exchange it for a new policy on the lives of the Insureds without evidence on insurability. In order to exchange this policy, we will require:

     (a)  that this policy be in effect on the date of exchange;

     (b)  repayment of any unpaid loan and accrued interest;

     (c) an adjustment, if any, for premiums and Cash Values of this and the new policy.

     The date of exchange will be the later of: (a) the date you send us this policy along with a signed written request for an exchange; or (b) the date we receive at our Service Office, or at any other location that we indicate to you writing, the necessary payment for the exchange.

     The new policy will be on a permanent plan of life insurance covering 2 Insureds that was being offered for this purpose by us, or one of our affiliated companies, on the Issue Date of this policy. The new policy will not offer variable investment options, such as the Investment Divisions. The new policy will have a Face Amount equal to the initial Face Amount of this policy. It will be based on the same issue ages, sexes and classes of risk as this policy. All riders attached to this policy will end on the date of exchange, unless we agree otherwise.

9.19 ARE OTHER EXCHANGE PRIVILEGES AVAILABLE? From time to time, at our option based on rules applicable to all policyowners in a class, we may offer you the right to exchange your policy for a new policy that was not available on the date your policy was issued.

9.20 WHAT IS THE BASIS USED FOR COMPUTATION OF POLICY VALUES? All Cash Surrender Values and maximum Cost of Insurance rates referred to in this policy are based on the 1980 CSO Male and Female, Smoker and Non-Smoker Tables of Mortality if the Insureds are in a standard class of risk. Separate scales of maximum Cost of Insurance rates apply to substandard risk classes. Semi-continuous functions are used, with interest as stated in the Fixed Account section. We have filed a statement with the Insurance official in the state or district in which this policy is delivered. It describes, in detail, how we compute policy benefits and Cash Surrender Values.



                                     PAGE 20
                                     0083-20

NEW YORK LIFE INSURANCE AND ANNUITY CORPORATION    FLEXIBLE PREMIUM SURVIVORSHIP
                                                   VARIABLE UNIVERSAL LIFE INSURANCE POLICY

51 Madison Avenue                                  Survivorship Variable Life Insurance Benefit
New York, N.Y.  10010                              Proceeds Payable at Insured's Death.
                                                   AMOUNT OF VARIABLE LIFE INSURANCE OR
                                                   CASH VALUE PROCEEDS MAY VARY,
                                                   REFLECTING INVESTMENT EXPERIENCE OF
                                                   SEPARATE ACCOUNT.
                                                   No Premiums Payable on or After Age 100

A Stock Company Incorporated in Delaware           Policy is Non-Participating


































300-83